UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 19, 2010

Integra LifeSciences Holdings Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26244	510317849
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

311 Enterprise Drive, Plainsboro, New Jersey		08536
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	609-275-0500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 19, 2010, Integra LifeSciences Holdings Corporation (the "Company") borrowed $30 million under its senior secured revolving credit facility. As a result of this borrowing, the Company has $250 million of outstanding borrowings under its credit facility, including a $150 million term loan and $100 million of borrowings under its revolving credit facility as of the date of this filing. The Company plans to use the funds to repay certain intercompany loans, the proceeds of which were used for various expenses, including repurchases of the Company’s common stock, an earn-out payment relating to an acquisition and other general corporate purposes.

The outstanding borrowings have one and three month interest periods. The weighted average interest rate of the outstanding borrowings is approximately 2.58%.

The credit facility requires the Company to maintain various financial covenants, including a maximum total leverage ratio, a minimum fixed charge coverage ratio and a minimum liquidity level. The credit facility also contains customary affirmative and negative covenants, including those that limit the Company’s and its subsidiaries’ ability to incur additional debt, incur liens, make investments, enter into mergers and acquisitions, liquidate or dissolve, sell or dispose of assets, make capital expenditures, repurchase stock and pay dividends, engage in transactions with affiliates, engage in certain lines of business and enter into sale and leaseback transactions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Integra LifeSciences Holdings Corporation

October 22, 2010	By:	John B. Henneman, III

Name: John B. Henneman, III
Title: Executive Vice President, Finance & Administration, and Chief Financial Officer